Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated October 18, 2024 relating to the financial statements of Arrived Homes 5, LLC, which comprise the balance sheet as of July 31, 2024 and the related statements of comprehensive income, changes in member’s equity, and cash flows for the period July 12, 2024 (date of inception) through July 31, 2024, and the related notes to the financial statements.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
February 4, 2025